FIRST AMENDMENT TO THE

RUBY TUESDAY, INC.

2003 STOCK INCENTIVE PLAN

THIS FIRST AMENDMENT is made as of July 6, 2005, by Ruby Tuesday, Inc., a corporation organized and existing under the laws of the State of Georgia (hereinafter called the “Company”).

W I T N E S S E T H:

WHEREAS, the Company maintains the Ruby Tuesday, Inc. 2003 Stock Incentive Plan (the “Plan”) under an amended and restated indenture dated as of July 9, 2003; and

WHEREAS, the Company wishes to amend the Plan primarily to reflect an increase in the number of shares authorized for issuance thereunder.

NOW, THEREFORE, the Company does hereby amend the Plan as follows:

1.	By deleting Section 2.2 in its entirety and substituting therefor the following:

“2.2       Stock Subject to the Plan. Subject to adjustment in accordance with Section 5.2, 18,800,000 shares of Stock (the ‘Maximum Plan Shares’) are hereby reserved exclusively for issuance pursuant to Stock Incentives. At no time shall the Company have outstanding Stock Incentives and shares of Stock issued in respect of Stock Incentives in excess of the Maximum Plan Shares. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall again be available for purposes of the Plan. Notwithstanding the foregoing, the maximum aggregate number of shares of the Stock from which grants or awards of Stock Incentives, other than Options, may be made under the Plan shall not exceed twenty-five percent (25%) of the Maximum Plan Shares.”

2.	By deleting Section 3.2(c) in its entirety and substituting therefor the following:

“(c)        Payment. Payment for all shares of Stock purchased pursuant to exercise of an Option shall be made in any form or manner authorized by the Committee in the Stock Incentive Agreement or by amendment thereto, including, but not limited to, cash or, if the Stock Incentive Agreement provides, (i) by delivery to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery; (ii) in a cashless exercise through a broker; provided, however, that any such cashless exercise is consistent with the restrictions of Section 13(k) of the Securities Exchange Act of 1934 (Section 402 of the Sarbanes-Oxley Act of 2002); (iii) by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price; or (iv) by any combination of the foregoing. Payment shall be made at the time that the Option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an option until full payment has been made by the Participant. The holder of an Option, as such, shall have none of the rights of a stockholder.”

The provisions of the Plan, as amended by this First Amendment, shall become effective upon the date it is approved by the stockholders of the Company and if the stockholders of the Company fail to approve the First Amendment, the First Amendment shall be null and void and the Plan shall remain in effect as if the First Amendment had never been adopted.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of the day and year first above written.

RUBY TUESDAY, INC.

By: /s/ Samuel E. Beall, III

Title: Chairman and CEO

Attest:

By:/s/ Scarlett May

Title: Secretary

[CORPORATE SEAL]